Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2021,
Reports Fourth Quarter 2021 Net Investment Income of $0.31 per Share,
Declares First Quarter 2022 Distribution of $0.30 per Share

NEW YORK--(BUSINESS WIRE)--February 28, 2022--New Mountain Finance Corporation (NASDAQ: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter and year ended December 31, 2021 and reported fourth quarter net investment income of $0.31 per weighted average share. At December 31, 2021, net asset value (“NAV”) per share was $13.49, compared to $13.26 at September 30, 2021 and $12.62 at December 31, 2020. The Company also announced that its board of directors declared a first quarter distribution of $0.30 per share, which will be payable on March 31, 2022 to holders of record as of March 17, 2022. For additional details related to the quarter and year ended December 31, 2021, please refer to the New Mountain Finance Corporation Form 10-K filed with the SEC and the supplemental investor presentation which can be found on the Company's website at http://www.newmountainfinance.com.

Selected Financial Highlights

(in thousands, except per share data)	December 31, 2021
Investment Portfolio(1)	$3,195,786
Total Assets	$3,295,812
Total Statutory Debt(2)	$1,626,872
NAV(3)	$1,321,245

NAV per Share	$13.49
Statutory Debt/Equity	1.23x

Investment Portfolio Composition	December 31, 2021	Percent of Total
First Lien	$1,657,815	51.9%
Second Lien(1)	648,778	20.3%
Subordinated	50,742	1.6%
Preferred Equity	151,545	4.7%
Investment Fund	252,400	7.9%
Common Equity and Other(4)	434,506	13.6%
Total	$3,195,786	100.0%
___________

(1) Includes collateral for securities purchased under collateralized agreements to resell.
(2) Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures. Includes premium received on additional convertible notes issued in June 2019.
(3) Excludes non-controlling interest in New Mountain Net Lease Corporation (“NMNLC”).
(4) Includes investments held in NMNLC.

We believe that the strength of the Company’s unique investment strategy – which focuses on middle market defensive growth companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only twelve portfolio companies, representing approximately $276 million of the cost of all investments made since inception in October 2008, or approximately 3.0% of $9.2 billion, go on non-accrual.

“We believe New Mountain’s strategy of focusing on 'defensive growth' industries and on companies that we know well continues to prove to be a successful strategy,” added Steven B. Klinsky, NMFC Chairman. “We believe one of our keys to success is the strength of the team, which we continue to build over time, now at over 190 employees and senior advisors.”

Robert A. Hamwee, CEO, commented: “Our portfolio continued to perform well through Q4 as evidenced by our ongoing growth in book value, which increased 1.7% this quarter. We had another strong origination quarter and continue to find compelling opportunities to invest in high-quality, defensive growth companies.”

John R. Kline, President, commented: “We are pleased to announce a first quarter distribution of $0.30 per share based on our expectation that Q1 Net Investment Income will be at least $0.30 per share. Given our outlook for consistent operating performance and continued support, if needed, from our investment advisor, we remain confident that our Net Investment Income will continue to cover our quarterly dividend for the foreseeable future.”

Portfolio and Investment Activity1

As of December 31, 2021, the Company’s NAV was approximately $1,321.2 million and its portfolio had a fair value of approximately $3,195.8 million in 106 portfolio companies, with a weighted average YTM at Cost2 of approximately 9.1%. For the three months ended December 31, 2021, the Company generated approximately $251.6 million of originations in twelve new portfolio companies and approximately $103.7 million of originations, including commitments3 for follow-on investments in sixteen portfolio companies held as of September 30, 2021. For the three months ended December 31, 2021, the Company had $102.5 million of asset sales and cash repayments3 of approximately $147.3 million.

Consolidated Results of Operations4

Quarterly Results

The Company’s total investment income for the three months ended December 31, 2021 and 2020 was approximately $67.8 million and $67.8 million, respectively.

The Company’s total net expenses, after income tax expense, for the three months ended December 31, 2021 and 2020 were approximately $38.2 million and $38.7 million, respectively. Total net expenses, after income tax expense, for the three months ended December 31, 2021 and 2020 consisted of approximately $18.2 million and $18.6 million, respectively, of costs associated with the Company’s borrowings and approximately $17.7 million and $17.7 million, respectively, in net management and incentive fees. On November 1, 2021, the Company entered into Amendment No. 1 to the Investment Management Agreement ("Amendment No. 1") which reduced the base management fee from 1.75% of the Company's gross assets to 1.4% of the Company's gross assets. Since the Company’s initial public offering (“IPO”) and through November 1, 2021, the date of Amendment No. 1, the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with the NMF Holdings Loan and Security Agreement, as amended and restated, dated May 19, 2011 and into the Second Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association on December 18, 2014, which was amended and restated on October 24, 2017 by the Third Amended and Restated Loan and Security Agreement with Wells Fargo, National Association (the "Holdings Credit Facility"). The amendment merged the credit facilities and combined the amount of borrowings previously available. Post credit facility merger and to be consistent with the methodology since the Company’s IPO, the Investment Adviser continued to waive management fees on the leverage associated with those assets held under revolving credit facilities that share the same underlying yield characteristics with investments leveraged under the legacy SLF Credit Facility. Effective as of and for the quarter ended March 31, 2021 through the quarter ending December 31, 2022, the Investment Adviser has entered into a fee waiver agreement (the "Fee Waiver Agreement") pursuant to which the Investment Adviser will waive base management fees in order to reach a target base management fee of 1.25% on gross assets (the “Reduced Base Management Fee”) as opposed to the Company’s then-current (i.e., prior to Amendment No. 1) base management fee of 1.75% on gross assets less the borrowings under the SLF Credit Facility and less cash and cash equivalents. On November 2, 2021, the Investment Adviser extended the term of the Fee Waiver Agreement to be effective through the quarter ended December 31, 2023, rather than the quarter ended December 31, 2022. If, for any quarterly period during the term of the Fee Waiver Agreement, the Reduced Base Management Fee would be greater than the base management fee calculated under the terms of the Investment Management Agreement, as amended by Amendment No. 1 (i.e., 1.4% of the Company’s gross assets), the Investment Adviser shall only be entitled to the lesser of those two amounts. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. For the three months ended December 31, 2021 and 2020 management fees waived were approximately $1.9 million and $2.7 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended December 31, 2021 and 2020 were approximately $2.3 million and $2.4 million, respectively.

For the three months ended December 31, 2021 and 2020, the Company recorded approximately $22.6 million and $37.0 million, respectively, of net realized and unrealized gains.

Annual Results

The Company’s total investment income for the years ended December 31, 2021 and 2020 was approximately $269.6 million and $272.8 million, respectively.

The Company’s total net expenses, after income tax expense, for the years ended December 31, 2021 and 2020 were approximately $152.1 million and $156.3 million, respectively. Total net expenses, after income tax expense, for the years ended December 31, 2021 and 2020 consisted of approximately $73.1 million and $78.1 million, respectively, of costs associated with the Company’s borrowings and approximately $69.6 million and $69.4 million, respectively, in net management and incentive fees. For the years ended December 31, 2021 and 2020, management fees waived were approximately $13.1 million and $12.3 million, respectively. For the years ended December 31, 2021 and 2020, incentive fees waived were approximately $0 and $0.5 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the years ended December 31, 2021 and 2020 were approximately $9.4 million and $8.8 million, respectively.

For the years ended December 31, 2021 and 2020, the Company recorded approximately $83.9 million and $(58.1) million in net realized and unrealized gains (losses), respectively.

Liquidity and Capital Resources

As of December 31, 2021, the Company had cash and cash equivalents of approximately $58.1 million and total statutory debt outstanding of approximately $1,626.9 million5, which consisted of approximately $545.3 million of the $730.0 million of total availability on the Holdings Credit Facility, $127.2 million of the $198.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $226.3 million of the $280.0 million of total availability on the Company’s secured revolving credit facility (the “DB Credit Facility”), $0 of the $50.0 million of total availability on the uncommitted revolving loan agreement (the “Unsecured Management Company Revolver”), $15.2 million of the $20.0 million of total availability on the senior secured revolving credit facility (the “NMNLC Credit Facility II”), $201.4 million6 of convertible notes outstanding and $511.5 million of unsecured notes outstanding. Additionally, the Company had $300.0 million of SBA-guaranteed debentures outstanding as of December 31, 2021.

Portfolio and Asset Quality1

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations, where the risk of loss has materially increased since the original investment, would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of December 31, 2021, seven portfolio companies had an investment rating of “3” and six portfolio companies had an investment rating of “4”. The Company’s investments in the portfolio companies with an investment rating of “3” had an aggregate cost basis of approximately $138.6 million and an aggregate fair value of approximately $100.3 million. The Company’s investment in portfolio companies with an investment rating of “4” had an aggregate cost basis of approximately $124.4 million and an aggregate fair value of approximately $39.4 million.

Recent Developments

On February 9, 2022, the Company’s board of directors appointed Joseph Hartswell as Chief Compliance Officer and Corporate Secretary, effective March 4, 2022. In connection with the foregoing, Karrie J. Jerry submitted her resignation as an officer, effective March 4, 2022.

On February 10, 2022, the Company’s board of directors appointed Laura Holson as the Chief Operating Officer, effective February 15, 2022. As a result of Ms. Holson’s promotion to our Chief Operating Officer, John R. Kline relinquished the Chief Operating Officer title, effective February 15, 2022. Mr. Kline will continue to serve as the Company’s President, a member of the Company’s board of directors and co-head of the credit business overall at New Mountain Capital.

On February 23, 2022, the Company’s board of directors declared a first quarter 2022 distribution of $0.30 per share payable on March 31, 2022 to holders of record as of March 17, 2022.

_____________________
[1]	Includes collateral for securities purchased under collateralized agreements to resell.
[2]

References to “YTM at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the "Portfolio Date", are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[3]	Originations exclude payment-in-kind (“PIK”); originations, repayments, and sales excludes revolvers, unfunded commitments, bridges, return of capital, and realized gains / losses.
[4]

Excludes net income related to non-controlling interests in NMNLC. For the quarter ended December 31, 2021 and 2020, $0.5 million and $0.3 million, respectively, of dividend income is excluded from investment income, $0.1 million and $0 million, respectively, of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses, and $0.7 million and $1.5 million, respectively, of unrealized gains is excluded from net realized and unrealized gains. For the year ended December 31, 2021 and 2020, $1.4 million and $0.9 million, respectively, of dividend income is excluded from investment income, $0.1 million and $0.1 million, respectively, of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses and $4.5 million and $2.6 million, respectively, of unrealized gains is excluded from net realized and unrealized gains.

[5]	Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures.
[6]	Includes premium received on additional convertible notes issued in June 2019.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Tuesday, March 1, 2022, to discuss its fourth quarter 2021 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)
	December 31, 2021	December 31, 2020
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $2,323,224 and $2,281,184 respectively)	$2,283,779	$2,249,615
Non-controlled/affiliated investments (cost of $80,801 and $115,543, respectively)	134,775	103,012
Controlled investments (cost of $722,467 and $600,942, respectively)	755,810	600,875
Total investments at fair value (cost of $3,126,492 and $2,997,669, respectively)	3,174,364	2,953,502
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	21,422	21,422
Cash and cash equivalents	58,077	78,966
Interest and dividend receivable	30,868	28,411
Receivable from unsettled securities sold	–	9,019
Receivable from affiliates	–	117
Deferred tax asset	–	101
Other assets	11,081	5,981
Total assets	$3,295,812	$3,097,519

Liabilities
Borrowings
Unsecured Notes	$511,500	$453,250
Holdings Credit Facility	545,263	450,163
SBA-guaranteed debentures	300,000	300,000
DB Credit Facility	226,300	244,000
Convertible Notes	201,417	201,520
NMFC Credit Facility	127,192	165,500
NMNLC Credit Facility II	15,200	–
Deferred financing costs (net of accumulated amortization of $40,713 and $33,325, respectively)	(19,684)	(16,839)
Net borrowings	1,907,188	1,797,594
Payable for unsettled securities purchased	7,910	26,842
Interest payable	17,388	15,587
Management fee payable	10,164	10,419
Incentive fee payable	7,503	7,354
Payable to affiliates	556	867
Deferred tax liability	13	–
Other liabilities	2,478	1,967
Total liabilities	1,953,200	1,860,630
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 200,000,000 shares authorized, and 97,907,441 and 96,827,342 shares issued and outstanding, respectively	979	968
Paid in capital in excess of par	1,272,796	1,269,671
Accumulated undistributed (overdistributed) earnings	47,470	(48,764)
Total net assets of New Mountain Finance Corporation	$1,321,245	$1,221,875
Non-controlling interest in New Mountain Net Lease Corporation	21,367	15,014
Total net assets	$1,342,612	$1,236,889

Total liabilities and net assets	$3,295,812	$3,097,519

Number of shares outstanding	97,907,441	96,827,342
Net asset value per share of New Mountain Finance Corporation	$13.49	$12.62

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)

	Year Ended December 31,
	2021	2020	2019
Investment income
From non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind ("PIK") interest income)	$159,189	$184,705	$193,500
PIK interest income	8,582	9,057	528
Dividend income	915	–	–
Non-cash dividend income	10,153	9,235	8,561
Other income	14,106	5,133	12,150
From non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	1,579	2,042	2,608
PIK interest income	434	(1,083)	1,558
Dividend income	288	2,611	3,073
Non-cash dividend income	4,835	(3,085)	1,219
Other income	345	1,282	1,236
From controlled investments:
Interest income (excluding PIK interest income)	5,470	7,803	3,119
PIK interest income	14,327	9,028	7,409
Dividend income	41,659	32,347	32,011
Non-cash dividend income	4,497	7,297	8,918
Other income	4,580	7,339	617
Total investment income	270,959	273,711	276,507
Expenses
Interest and other financing expenses	73,098	78,047	84,297
Management fee	52,960	53,032	49,115
Incentive fee	29,710	29,211	29,288
Administrative expenses	4,461	4,408	4,046
Professional fees	3,197	3,537	3,065
Other general and administrative expenses	1,923	1,845	1,796
Total expenses	165,349	170,080	171,607
Less: management and incentive fees waived	(13,104)	(12,811)	(12,012)
Less: expenses waived and reimbursed	(244)	(924)	(335)
Net expenses	152,001	156,345	159,260
Net investment income before income taxes	118,958	117,366	117,247
Income tax expense	118	22	94
Net investment income	118,840	117,344	117,153
Net realized (losses) gains:
Non-controlled/non-affiliated investments	(3,167)	(4,305)	872
Non-controlled/affiliated investments	8,338	(3,497)	–
Controlled investments	(9,035)	4,188	18
New Mountain Net Lease Corporation	–	812	–
Foreign currency	15	–	–
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	(23,466)	(47,907)	1,855
Non-controlled/affiliated investments	66,505	(3,233)	(8,353)
Controlled investments	49,347	(1,766)	3,010
Securities purchased under collateralized agreements to resell	–	–	(2,086)
Foreign currency	(81)	–	–
New Mountain Net Lease Corporation	–	(812)	–
(Provision) benefit for taxes	(114)	1,013	94
Net realized and unrealized gains (losses)	88,342	(55,507)	(4,590)
Net increase in net assets resulting from operations	207,182	61,837	112,563
Less: Net increase in net assets resulting from operations related to non-controlling interest in New Mountain Net Lease Corporation	(5,783)	(3,364)	–
Net increase in net assets resulting from operations related to New Mountain Finance Corporation	$201,399	$58,473	$112,563

Basic earnings per share	$2.08	$0.60	$1.32
Weighted average shares of common stock outstanding-basic	96,952,959	96,827,342	85,209,378
Diluted earnings per share	$1.91	$0.60	$1.22
Weighted average shares of common stock outstanding-diluted	110,210,545	110,084,927	100,464,045
Distributions declared and paid per share	$1.20	$1.24	$1.36

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $35 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19, the current conflict between Russia and Ukraine, and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505